VirZOOM

A Virtual Reality exercise game platform for online multiplayer virtual sports designed by award-winning game veterans.



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Introducing VirZOOM

VirZOOM creates engaging VR experiences powered by you. Pedal your VirZOOM Controller to propel yourself through endlessly exciting VR games. Power a horse in a race, a tank in battle, a fire-breathing dragon through mountains. Patent pending software controls keep you feeling good. A workout without the work.

In early 2014, VirZOOM co-founders Eric Janszen and Eric Malafeew set out to get the sedentary consumer moving with a new concept: virtual reality exercise games. They committed themselves to creating a fun way to exercise using virtual reality to get millions of under-exercised consumers on the road to health and fitness. The result is an entirely new kind of game and exercise called virtual sports (vSports).

> "This is a fantastic product. I am not the type of person who would look forward to riding an exercise bike or going to a gym. I know that I should, but don't. But, this is really different. This is FUN."
> — Amazon Product Review

vSports is real physical competition in virtual worlds based on VirZOOM's inexpensive and versatile patent pending virtual reality exercise game platform. With partners Fitbit, Life Fitness, HTC, and AMD only VirZOOM can bring exciting physical and immersive online virtual game competition to millions of consumers all over the world. Players of all ages engage in thrilling competitive virtual challenges to consumers including cycling, F1 racing, and tank battles all powered by the player. Players can engage in real time online challenges or engage at a later time for high score. VirZOOM statistics show customers do not get bored with vSports the way they do with other indoor equipment-based exercise. The play VirZOOM vSports for longer periods more frequently over time.

VirZOOM employs an exciting new technology, virtual reality, to solve an old and very large customer problem: motivating sedentary people of all ages to exercise.

Product & Service

VirZOOM vSports Content

VirZOOM Arcade is an ever-expanding collection of free multiplayer online VR sport games, available on Steam and the PlayStation Network store with updates delivered automatically to you. You can also use the VirZOOM Gamepad Emulator to turn your bike into a virtual joystick, keyboard, and mouse to play popular games on PC.

The my.virzoom web service allows players to track performance, set goals, and challenge friends to competitions, and integrates with Fitbit and Strava. VirZOOM's own exercise bike based VR game controllers are sold online directly and through online retailers Amazon.com, BestBuy.com, Target.com, and GameStop.com, and in 2017 through a growing number of regional vSports Centers across the U.S. and China. The exercise bike portion of VirZOOM's own VR game controller is sub-assembled in a factory in China with IP-sensitive electronics manufacturing and final assembly done in a Sony factory in Mexico. VirZOOM Arcade games are distributed on Steam for PC and PlayStation Network for PS4.

VirZOOM vSports Controller

Uniquely VirZOOM virtual reality games are played by pedaling and leaning while seated on a modified exercise bike, with control buttons and triggers for game play. The faster you pedal in the real world the faster you move in the virtual world. VirZOOM's sensor technology turns a stationary exercise bike into a specialized VR game controller. VirZOOM's ever-evolving and growing library of virtual reality exercise games, compatible with all major VR systems including HTC Vive and Sony Playstation VR, are designed from the ground up by a unique AAA game development with feedback from hundreds of alpha sites, betas sites, and customers since July 2015.



VirZOOM featured on the Today Show

Media Mentions

Distribution

Team

Since the early 1980s avid cyclist, start-up investor and CEO of venture-backed companies Eric Janszen nursed the idea of using virtual reality to make indoor cycling fun instead of a drag. Not until the appearance of Oculus Rift in 2013 did the potential for a commercially viable VR exercise game product finally arrive. Egged on by members of his investment group in late 2013 to pursue the idea, in early 2014 he approached his friend Eric Malafeew, Chief Architect for highly successful titles Guitar Hero, Rock Band, and Dance Central titles, games that combined unique game controllers with unique games.

After building a prototype with a bicycle and laptop in Eric Malafeew's basement in early 2014 the two entrepreneurs decided the concept had legs -- literally. Over the next year Malafeew evolved the prototype and patent while Janszen developed the business model and business plan. By February 2015 they formed VirZOOM. In March Janszen raised the initial $1.8M in seed funding, mostly from the investor group that egged him on in early 2014, and by April 1 the core team was in place in Harvard Square offices in Cambridge, MA.

Malafeew brings Virginia Tech undergraduate and MIT graduate engineering training and 20 plus years of robotics, simulation, and video game and game controller design and engineering expertise to the project. He recruited the entire the AAA game development and hardware engineering teams from colleagues. He also contributes a wealth of game industry contacts. Janszen brings decades of product management, sales, operations, finance, and business design and planning expertise as well as board experience to the project. He also brings accredited investors from among friends and colleagues he has known for over 20 years who have supplied 90% of the company's funding to date. He is personally the largest single investor in the company.



Eric Janszen

Co-founder and CEO

Eric Janszen is an avid bike rider, who co-founded VirZOOM with over 25 years experience in the tech and investment space. Eric spent over a decade as a product manager for start-ups, before joining bluesocket as President and CEO. He has run a seed-stage investment firm, acted as an economic analyst, and has founded his own online economics and financial services company. For the last decade, he has served on the Board of Directors for TruTouch Technologies. Eric graduated from U. Mass. Amherst with a B.S. in Resource Economics.



Eric Malafeew Co-founder and CTO

Before co-founding VirZOOM, Eric worked for over 25 years on videogames and military simulations. First, on flight simulators and robotics for the government, then in the private sector, creating the game engine for Harmonix Music Systems, and acting as Chief Architect on blockbuster titles like Guitar Hero, Rock Band, and Dance Central. He brings his experience building games with unique game controllers to VirZOOM, with its exercise-bike-based VR game controller, and specialized VR games. He received a B.S. in Mechanical Engineering from Virginia Tech, and an M.S. in Mechanical Engineering from MIT.

Key Team Members



Rob Kay
Lead Game Designer



Peter Macdonald
Art Director



Christopher Farnham
Director of Integrated Systems



Henrik Holmdahl
Software Engineering Director



Spencer Honeyman
Business Development Director



Kaitlyn Hegarty
QA Lead and Sound Designer



Anthony Lorusso
Hardware Engineering Director



Jason Tocci
Community Manager and QA Support



Bryn Bennett
Senior Software Engineer

Ben de la Cretaz

Notable Advisors & Investors



Alex Wang
Investor, Founding Partner of Skywood Capital



Chris Kresser
Investor, Author of the New York Times best seller, Your Personal Paleo Code



Jim Goldinger
Investor, Co-Founder of TD Capital Ventures and Fairhaven Capital Partners



Marc Sisson
Investor, American fitness author and blogger



Patrick Nally
Investor, Founding Partner of Skywood Capital



Peter Nash
Investor, Founding Partner of Skywood Capital



Jon Goldman
Investor, Founding Partner of Skywood Capital



Michael Dornbrook
Investor, Founding Partner of Skywood Capital



Paul Eibeler
Investor, Founding Partner of Skywood Capital



Chris Thomajan

Market Landscape

VirZOOM is not targeted at spin class consumers as is Peloton Cycle, nor at hard core bike enthusiasts as is Zwift. The consumers of these products have a form of exercise they enjoy and stick with. VirZOOM customers do not.

The total available market for spin class consumers and for hard core bike enthusiasts is relatively small compared to the size of the market of all of the consumers who do not have a form of exercise they enjoy.


$50,000,000,000
$40,000,000,000
$30,000,000,000
$20,000,000,000
$10,000,000,000
$0
2016
2017
2018
2019
2020

SuperData 2016 Worldwide Virtual Reality Market by Platform
is projected to increase from $3.7B in 2016 to $40.4B by 2020.

VirZOOM is not targeted at consumers who have a form of exercise they enjoy but rather at everyone else, at the vast majority of consumers of all ages who are looking for a new form of exercise that they do enjoy.

Through thousands of play tests with over ten thousand subjects VirZOOM has since early 2015 refined its combination of exercise games and controller to create an exercise experience that we call vSports that they do enjoy.

Customer reviews and telemetry data confirm that VirZOOM has achieved this goal. The next task is to expand the business.

One gating factor for VirZOOM product adoption is VR system cost. As mobile VR options such as Google Daydream make VR more affordable the VirZOOM platform will become affordable and accessible to more and more consumers.

The VirZOOM product roadmap has content for Google Daydream and GearVR by April 2017 and for Microsoft VR around the same time. When mobile VR ships in the millions of units with android devices the total available market for VirZOOM will expand significantly.

Another gating factor for VirZOOM product adoption is experience. VirZOOM is so new that consumers cannot imagine what it's like to use the product. They have to try it. But how can VirZOOM make the VirZOOM experience available to consumers without spending millions on specialty stores the way Peloton did?

That's where VirZOOM vSports Centers come in. Already the company has 18 in operation. By the end of 2017 at least 100 will be up and running across the U.S.

Be a part of VirZOOM

This is an offering of Common stock, under registration exemption 4(a)(6), in VirZOOM, Inc.. This offering must raise at least $500,000 by May 15, 2017 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. VirZOOM may issue additional securities to raise up to $999,999, the offering's *maximum*.

$0 raised

$500,000 target $999,999 maximum

VirZOOM says the company will be valued at $8,000,000 if this side-by-side offering sells out. This is often called the post-money valuation. The valuation could also be calculated as 7,883,829 shares outstanding × $0.94 per share = $7,410,799. These two approaches may differ. Be sure to understand the methodology provided by the company:

In December 2016, the Company secured a term sheet for a preferred stock financing with a pre-financing valuation of $16,000,000. At that point in time, the convertible note plus interest was equal to approximately $4,500,000 with an $8,000,000 cap. Assuming a 2x conversion of the notes, the value of the Company was approximately $7,000,000.

For the purposes of pursuing a mutually exclusive sales contract, VirZOOM did not complete the above listed preferred stock financing. In the approximate four months following the December term sheet, VirZOOM has launched its first successful vSports event. Additionally, since December, VirZOOM has engaged in partnership talks with an international fitness equipment brand, is negotiating an international distribution contract with prepayment terms, has received numerous press accolades and has continued sales through direct and secondary channels. We place this increase in value, company exposure and potential at approximately $250,000 per month, or an additional $1,000,000.

This brings the value of the company to approximately $8,000,000. VirZOOM currently has 6,820,000 shares of common stock outstanding and 1,666,720 common stock options issued but not exercised nor fully vested. A share price of $0.94 is the quotient of the $8,000,000 valuation divided by 8,486,720 shares.

Pitch Deck



VIRZOOM
"I Have Seen The Future Of Exercise – & It Is Incredible"
Refinery29, August 2016
Platform vSPORTS
Virtual Reality that MOVES you™

VirZOOM

Who buys VirZOOM?

In 2014 52.9 million consumers spent $21.8 billion on gym and health club memberships.

VirZOOM appeals to the 67% who never used them.



Sources: International Health, Racquet & Sportsclub Association, Mint, Bureau of Labor Statistics, Club Industry, Club Manager Central

VirZOOM

Development Team

From the creative minds that brought you favorites such as Guitar Hero, Rock Band and Dance Central...


DANCE CENTRAL
ROCK BAND
Guitar Hero
DUNGEONS & DRAGONS ONLINE

100 years combined experience making AAA games for specialized controllers

VSPORTS


COMPETITIVE
PHYSICAL
IMMERSIVE

VirZOOM

vSports System


Wave 1
VR HMD
CONTROLLER
CONTENT
VR PC OR CONSOLE

The only Sony PlayStation-approved PSVR peripheral.

VIRZOOM
vSports Content



Google earth

TANK
CHOPPER
KAYAK

CYCLE
COWBOY
Zombie Chase

PEGASUS
RACECAR
GOOGLE EARTH

- Port to Microsoft VR Q2 2017
- Port to Google Daydream Q2 2017
- Runs on Sony PSVR, HTC Vive and Oculus Rift today
- SDK for 3rd party games
- Continuous improvements to existing games and levels
- AAA dev team produces one new game every 2 – 3 months

VIRZOOM
vSports Controller



GEAR
Oculus Rift, HTC Vive, and PlayStation VR

INTEGRATION
Integrated Speed and Direction Sensors

INTELLIGENT
Learn to Steer

CUSTOMIZABLE
10 Action buttons

PORTABLE
Folds up for Easy Storage – Weighs Under 40 lbs

ADJUSTABLE
Adjustable resistance (8 tension controls)

INTERNET OF THINGS
Bluetooth Connectivity PC, PS4, Android, iOS

VIRZOOM
my.virzoom.com



Digital Fitness Services Portal

AFFORDABLE
$4.95 monthly membership beginning Q2 2017

ONLINE
Online multiplayer access and challenges

PERSONAL
Performance tracking and goal setting

ENGAGING
Statistics, history and progression, upgradeable avatars, internet chat with friends

COMPETITION
Strava and Fitbit integration, online leaderboards, lifetime statistics on heart rate and calorie tracking

VIRZOOM
3rd Party vSports Content



PC or PS4 VR Game Source Code
VZ Controller speed, direction, and heart rate plus VR position tracking inputs
VR GAME OUTPUT
VZ SDK
VZ Motion Controls dll

VZ SDK

3rd parties integrate VZ SDK into their VR games to support the VZ Controller with patent-pending VZ motion controls benefits.

VIRZOOM
vSports Centers

To scale, thousands of target customers need demos

How without spending $$$

Gaming LAN's, VR Arcades, & eSports Arenas eager to be vSports Centers



vSports Resellers
Pro Tournaments
Demos
UCI eSports
EPIX

Our customers love our product

Returns are practically nil

Most consumers have to try it to "get it"

Who sells vSports Systems?


VIRZOOM
vSports Awareness
How do consumers
learn about vSports?
twitch
VSPORTS
twitch
Manage Content
Organize Content
Thousands of Pro
and Amateur Players
CUSTOMER
Create Leagues
CENTER
Organize Content
Millions of
Home Players
© 2017 VirZOOM, Inc.


VIRZOOM
vSports Sponsors
Who pays for vSports marketing?
Partners in the vSports Ecosystem who benefit from vSport System Sales.
Partners
Initially hardware partners AMD and HTC, digital fitness partner Fitbit, and controller partner Life Fitness.
C
Life Fitness
FITNESS EQUIPMENT
H
AMD
VR PC
H
htc
VR HMD
D
fitbit
DIGITAL FITNESS
© 2017 VirZOOM, Inc.


VIRZOOM
vSports
Boston, MA
Los Angeles, CA
Columbus, OH
Dallas, TX
Real physical competition in multiplayer virtual reality
Only VirZOOM 100% owns the product, content, technology, and IP that makes vSports possible. VirZOOM plans to own the distribution channel, too.
© 2017 VirZOOM, Inc.


VIRZOOM
Customer Validation
Fantastic
Amazon Customer
Immerse yourself and forget your working out.
By Ron Kramer on December 12, 2016
I look forward to
This is FUN.
dongle to the
When you first
y easy instructions
I am sure if you pl
the best exercise bike I've
Comment
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© 2017 VirZOOM, Inc.


VIRZOOM
Player Validation - Telemetry
Median time(minutes) spent playing per user
Median time(hours) between sessions per user
Customers are using VirZOOM for ever longer periods...
...and more often
© 2017 VirZOOM, Inc.

VirZOOM

vSports Centers/VirZOOM VARS 2017

Targets:
630 Gaming LANS
100s VR Arcades
Dozens eSports Arenas


vSports Centers/VirZOOM VARs
VARs
Units/VAR
Units
Q1 2017
Q2 2017
Q3 2017
Q4 2017


vSports Centers/VirZOOM VARs
Revenue
COGs
Gross Profit
Annual Revenue
Q1 2017
Q2 2017
Q3 2017
Q4 2017

VirZOOM

vSports Market Growth

Scaling

VirZoom is creating the vSports market with 1st generation tethered VR headset products

Will start to scale rapidly after Google Daydream ships on millions of mobile devices starting Q2 2017


VR Units (millions)
Mobile
VZ ships first 3 mobile games at GDC March 2017
Sony ships est. 1.4mm PSVR Q4 2016
Tethered
Daydream
2016
2017
2018
2019
2020

Source: IDC 2016

VirZOOM

U.S. vSports Market 2016

VirZOOM early adopter is a casual fitness consumer who is also a VR enthusiast and hardcore gamer.


$36.8B
Health Club Spending
$5.2B
Video Gamer
$1B
VR

VirZOOM Initial Market 2016

Sources: IBISWorld; Entertainment Software Association, NPD Group; Deloitte; Markets and Markets

VirZOOM

U.S. vSports Market 2020

VirZOOM Mature Market


$38.4B
Health Club Spending
$nB
$71.2B
Social & Mobile Gamer
$53.9B
VR

The mass market VirZOOM in 2020 is the casual fitness consumer who owns a mobile device that supports high quality VR content.

Sources: IBISWorld; Entertainment Software Association, NPD Group; Deloitte; Markets and Markets

VirZOOM

Delivers

DIGITAL TRENDS: *"VirZoom plus PSVR and a PS4 equals a little bit of magic."*

engadget: *"A surprisingly effective way to make exercise feel like anything but."*

TODAY: *"I never want to get off this bike"*

tom's HARDWARE: *"These games are fun ... and they get you to exercise. What's not to like?"*

THE VERGE: *"VirZoom is only fully realized health & wellness VR product out there right now."*


VIRZOOM
vSports Team
Eric Janszen
Co-Founder & CEO
25+ years in operating roles: Product Management, Sales, CEO; 10+ years in start-up finance: EIR, venture capital, board
Eric Malafeew
Co-Founder & CTO
25+ years of game and game engine development expertise with specialized controllers; Virginia Tech, MIT Mechanical Engineering
Peter MacDonald
Art Director
20 years creating 3d art, designing games and directing art teams;
5 years developing product branding and visual identity
Anthony Lorusso
Hardware Director
20+ years wireless sensor design for military and commercial applications
Spencer Honeyman
Dir. Biz. Development
Business development, marketing, and strategic partnerships
Henrik Holmdahl
Lead Game Programmer
25+ years in operating roles: Product Management, Sales, CEO; 10+ years in start-up finance: EIR, venture capital, board
Chris Farnham – Integrated Systems Director
Q&A and Tech Support management
Robert Kay: Lead Game Designer
Lead game design for Guitar Hero and other major successes
Bryn Bennett - Programmer
20+ years game design and programming expertise
Kaitlynn Hegarty – QA Lead
Q&A and Tech Support management
Jason Tocci - Community Manager
Tech Support and Community management
© 2017 VirZOOM, Inc.


VIRZOOM
vSports Advisory Board
Michael Dornbrook
Peter Nash
Paul Eibeler
Jon Goldman
Patrick Nally
© 2017 VirZOOM, Inc.

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Financials

The VirZOOM VR Exercise Game Platform requires consumers to have a VR system comprised of a VR headset and a PC or VR headset and a game console. In 2016 VR systems cost from $700 for a Sony PSVR headset and PS4 console to $2,000 for a HTC Vive headset and gaming PC. These cost of PC-based VR is expected to decline to under $1000 in 2017 with the introduction of Microsoft VR. Google Daydream will expand the market for mobile VR by bringing VR capabilities to millions of mobile computing devices. VirZOOM supports all of these major VR platforms.

In Q4 2016 VirZOOM Controllers shipped in volume to consumers through its distributor COKeM International to online retailers Amazon.com, BestBuy.com, GameStop.com, and Target.com. VirZOOM Arcade Games distributed via Valve's Steam store and Sony's Playstation Network (PSN), the largest game stores in the world.

The goal of Q3 and Q4 2016 shipments was to establish an initial customer base for collection of product feedback, telemetry data, and refinement of supply chain and manufacturing processes. In 2017 the company will shift gears to focus on increasing unit sales volumes and average sales price while lowering COGs and cost-of-sales via vSports business execution.

Total COGs including shipping was $320 and $205 respectively for the first two batches units built and sold in 2016, including NRE costs to set up manufacturing processes in China and Mexico. With manufacturing processes established COGs is expected to decline to $105 by Q4 2017. By the end of 2017 the company expects to license VirZOOM sensor and security technology to 3rd party VirZOOM Controller makers and phase out specialized exercise bike manufacturing by the end of 2018.

The VirZOOM Controller sells for $399.95 directly from its web site and also through major online retailers via its distributor COKeM International. Gross margins on shipments of the 2nd batch of VZ Controllers through distribution was close to zero while gross margins on direct sales averaged 40%.

Shipments of tethered VR system sales by suppliers Oculus, HTC, and Sony were delayed from Q1 to Q2 2016 and 2016 unit volumes were below analyst forecasts reportedly due to Sony PSVR supply constraints. Nonetheless VirZOOM realized Q4 2016 revenue of $325,000 versus the company's $250,000 revenue forecast.

The company's flagship VirZOOM Controller, made in China and Mexico, embodies unique sensor and security technology that make viable commercial agreements possible in the Chinese market where prevention of pirating of hardware and software is a critical product requirement. This sensor and security technology enabled the company to close a $1M distribution deal with a major Chinese state-owned entity Daily E-Sports Datang Network Company Ltd.

The company's sensor and security technology is designed to be licensed via OEM agreements to fitness equipment makers who will supply VirZOOM Controllers with embedded circuits and firmware for VirZOOM Arcade game use. Initially this sensor and security technology is embodied in an add-on aftermarket product to cause certain existing exercise bikes to be used to play VirZOOM Arcade games, that is, to make them "VirZOOM-Ready." In January 2017 Life Fitness became the first fitness equipment maker to engage in a VirZOOM-Ready pilot program.

Starting in Q1 2017 VirZOOM will begin to execute on its next phase of development as a virtual sports or vSports platform company. The company has as of the end of December 2016 contracted 18 vSports Centers across the U.S. to demonstrate VirZOOM and sell vSports Systems comprised of the VirZOOM Controller, VirZOOM Arcade games, a VR headset and PC or console. The company plans to have 100 vSports Centers across the U.S. by the end of 2017. If each vSports Center sells on average 12 units per month by Q4 2017, VirZOOM can operate on a cash-flow break-even basis without recurring revenue from subscriptions. Recurring revenue from my.virzoom subscriptions are planned to begin in Q2 2017.

From company founding in April 2015 VirZOOM's one-of-a-kind technology and business team brought an entirely new game hardware and content product to market in 14 months, and by Q4 2016 was shipping product in volume across the U.S. and Canada, on $4.4M in seed financing.

Use of $5M Series A funds is to build out the vSports sales channel, instituting the recurring revenue model, achieving reductions in COGs and increasing sales volumes at higher ASP to achieve cash flow breakeven by Q4 2017.

These financial statements have been reviewed by an independent Certified Public Accountant.

- Income statement
- Balance sheet
- Cash flow statement

VirZOOM's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.